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                                      ASSIGNMENT


     FOR VALUE RECEIVED, Hugh Brian Haney ("Haney") does hereby assign, transfer and set over unto HBH Assets, Ltd., an Ohio limited liability company, effective November 13, 1998, all his right, title and interest in his option to purchase from Dr. Bryan J. Zwan ("Zwan") two million (2,000,000) shares of the common stock, par value $0.0001 per share, of Digital Lightwave, Inc. ("Digital") at a purchase price per share of one dollar ($1.00), as more fully described in the Stock Option Agreement, made as of November 13, 1998, among Haney, Zwan and Digital.
     IN WITNESS WHEREOF, Haney hereunto has set his hand effective November 13, 1998.


                         /s/ Hugh Brian Haney
                         ---------------------
                         HUGH BRIAN HANEY


ACCEPTED AND AGREED:

HBH ASSETS, LTD.

By:  /s/ Hugh Brian Haney
     ---------------------
     H. Brian Haney, Member

     /s/ Eric L. Brown
     ---------------------
     Eric L. Brown, Member